Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,600,000.00	$218.24

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated July 23, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

and Equity Index Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $1,600,000 Contingent Buffered Notes (CBN) Linked to the S&P MidCap 400® Index due August 15, 2014 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing August 15, 2014.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The S&P MidCap 400® Index (“MID”)
Knock-Out Event:	A Knock-Out Event will occur if the Final Level is less than the Initial Level by a percentage that exceeds the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	20%
Contingent Minimum Return:	0%
Principal Amount:	$1,000 per Note
Trade Date:	July 23, 2013
Pricing Date:	July 23, 2013
Original Issue Date:	July 30, 2013
Final Valuation Date:	August 8, 2014, subject to adjustment as described in “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	August 15, 2014. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Maximum Return:	12%. In no event will the return on your Notes exceed the Maximum Return of 12%. This means the Payment at Maturity for each $1,000 Principal Amount of Notes will not exceed $1,120.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Maximum Return. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will equal
$1,000 + ($1,000 × Reference Return). However, your payment per $1,000 will not exceed $1,120, which is the return represented by the Maximum Return.
If a Knock-Out Event has occurred, you may lose some or all of your investment. This means that if the Reference Return is -100%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the Reference Return, subject to a minimum return of $1,000 (the return represented by the Contingent Minimum Return) and a maximum return of $1,120 (the return represented by the Maximum Return). For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	1,239.73, which was the Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date, as determined by the Calculation Agent.
Official Closing Level:	The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “MID <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Estimated Initial Value:	The Estimated Initial Value of the Notes was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked notes, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the Notes.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40432XJ69/US40432XJ695
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale. JPMorgan Chase Bank N.A. may purchase the Notes on behalf of certain fiduciary accounts. J.P. Morgan Securities LLC, certain of its registered broker-dealer affiliates and JPMorgan Chase Bank N.A. will not receive fees from us for sales to fiduciary accounts.

The Estimated Initial Value of the Notes as of the Pricing Date is $988.70 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$1,600,000	$0	$1,600,000

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

July 23, 2013

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	The Equity Index Underlying Supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm
•	The prospectus supplement at:
www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The prospectus at:
www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity.  These charts should be reviewed together with the disclosure regarding the Notes contained in this pricing supplement as well as in the accompanying Equity Index Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Initial Level of 1,239.73, the Knock-Out Buffer Amount of 20%, the Maximum Return of 12%, and the Contingent Minimum Return of 0%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Return on the Notes of 12%, or a maximum Payment at Maturity of $1,120 for every $1,000 Principal Amount of Notes. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 0% on the Notes, or a minimum Payment at Maturity of $1,000.00 for every $1,000 Principal Amount of the Notes. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount at maturity, even if the Final Level is below the Initial Level. If a Knock-Out Event has occurred and the Final Level is less than the Initial Level, you will lose 1% of your Principal Amount for every 1% that the Final Level is less than the Initial Level. If a Knock-Out Event has occurred and the Reference Return is -100%, you will lose your entire investment.

•	DIVERSIFICATION OF THE S&P MIDCAP 400® INDEX — The return on the Notes is linked to the S&P MidCap 400® Index. The S&P MidCap 400® Index consists of 400 component stocks selected to provide a performance benchmark for mid-sized market capitalization companies covering approximately 7% U.S. equity markets. For additional information about the Reference Asset, see the information set forth under “The S&P MidCap 400® Index” in the Equity Index Underlying Supplement.

•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset, subject to the Maximum Return and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If on the Final Valuation Date, the Final Level is less than the Initial Level by a percentage that exceeds the Knock-Out Buffer Amount, a Knock-Out Event will have occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the Principal Amount of your investment for every 1% decline of the Final Level as compared to the Initial Level. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•	The amount payable on the notes is not linked to the level of the Reference Asset at any time other than the Final Valuation Date — The Final Level will be based on the Official Closing Level of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then drops on the Final Valuation Date to a level that is less than the Initial Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, whether a Knock-Out Even has occurred and the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 12% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum RETURN.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date. We determined the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked notes, as well as the mid-market value of the embedded derivatives in the Notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the costs associated with hedging our obligations under the Notes, the underwriting discount and the costs associated with issuing the Notes (such as costs associated with creating and documenting the Notes). These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately six months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.

•	MID-CAPITALIZATION COMPANIES RISK — The Reference Asset tracks companies that are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Reference Asset may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded, making it difficult for the relevant Index to track them. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE REFERENCE asset DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the

Calculation Agent will postpone the Final Valuation Date until the next scheduled trading day on which there is no market disruption. If the market disruption continues for five scheduled trading days, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner. This postponement may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities underlying the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 20%, the Contingent Minimum Return on the Notes of 0%, the Maximum Return of 12%, and the Initial Level of 1,239.73. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return*
2,231.51	80.00%	12.00%
2,107.54	70.00%	12.00%
1,859.60	50.00%	12.00%
1,735.62	40.00%	12.00%
1,611.65	30.00%	12.00%
1,487.68	20.00%	12.00%
1,388.50	12.00%	12.00%
1,363.70	10.00%	10.00%
1,301.72	5.00%	5.00%
1,289.32	4.00%	4.00%
1,276.92	3.00%	3.00%
1,252.13	1.00%	1.00%
1,239.73	0.00%	0.00%
1,177.74	-5.00%	0.00%
1,115.76	-10.00%	0.00%
1,053.77	-15.00%	0.00%
991.78	-20.00%	0.00%
867.81	-30.00%	-30.00%
743.84	-40.00%	-40.00%
619.87	-50.00%	-50.00%
495.89	-60.00%	-60.00%
247.95	-80.00%	-80.00%
0.00	-100.00%	-100.00%

* If a Knock-Out Event occurs, you will lose 1% of your Principal for each 1% that the Final Level is less than the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event does not occur, and the level of the Reference Asset decreases from the Initial Level of 1,239.73 to a hypothetical Final Level of 1,115.76. Because a Knock-Out Event has not occurred and the Reference Return of -10.00% is less than the Contingent Minimum Return of 0.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of Notes.

$1,000 + ($1,000 × 0%) = $1,000.00

Example 2: A Knock-Out Event does not occur, and the level of the Reference Asset increases from the Initial Level of 1,239.73 to a hypothetical Final Level of 1,363.70. Because a Knock-Out Event has not occurred and the Reference Return of 10.00% is greater than the Contingent Minimum Return of 0.00% but less than the Maximum Return of 12.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100.00

Example 3: A Knock-Out Event does not occur, and the level of the Reference Asset increases from the Initial level of 1,239.73 to a hypothetical Final Level of 1,611.65. Because a Knock-Out Event has not occurred and the Reference Return of 30.00% is greater than the Maximum Return of 12.00% the investor receives a Payment at Maturity of $1,120.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 12%) = $1,120.00

Example 4: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the Initial Level of 1,239.73 to a hypothetical Final Level of 743.84. Because a Knock-Out Event has occurred, and the Reference Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset. The investor will receive a Payment at Maturity of $600.00 per $1,000.00 Principal Amount, calculated as follows:

$1,000 + ($1,000 × -40%) = $600.00

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this pricing supplement. You should make your own investigation into the Reference Asset.

The S&P MidCap 400® Index

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $850 million to $3.8 billion and covers over 7% of the United States equities market. The calculation of the value of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.

The top 5 industry groups by market capitalization as of July 23, 2013 were: Financials, Industrials, Information Technology, Consumer Discretionary, and Health Care.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the MID.

For more information about the MID, see “The S&P MidCap 400® Index” beginning on page S-14 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the MID based on the daily historical closing levels from July 23, 2008 through July 23, 2013. The closing level for the MID on July 23, 2013 was 1,239.73. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level at any time during the term of the Notes. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P MidCap 400®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The MID (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the business day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Additional Terms of the Notes

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the cover page of this document, which is the fifth business day following the Trade Date of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date and the following business day thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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